THOMPSON COBURN

                                                                                                                                                                         Thompson Coburn LLP
Attorneys at Law

One US Bank Plaza
St. Louis, Missouri 63101
314-552-6000
FAX 314-552-7000
www.thompsoncoburn.com

April 29, 2008

Builders Fixed Income Fund, Inc.
218 Henry Road
Manchester, MO 63011

 This letter is in response to your request for our opinion in connection with the filing of Post-Effective Amendment No. 20 to the Registration Statement, File Nos. 333-30221 and 811-08273 (the “Registration Statement”), of Builders Fixed Income Fund, Inc. (the “Company”), in respect of its sole series, Builders Fixed Income Fund (the “Fund”).

We have examined a copy of the Company’s Articles of Incorporation, as amended; its By-Laws, as amended; records of the various actions by its Board of Directors; and all such agreements, certificates of public officials, certificates of officers and representatives of the Company and others, and such other documents, papers, statutes and authorities as we deemed necessary to form the basis of the opinion hereinafter expressed.  We have assumed the genuineness of the signatures and the conformity to original documents of the copies of such documents supplied to us as copies thereof.

Based upon the foregoing, we are of the opinion that the shares of the Fund, assuming they are issued in accordance with its then-currently effective Prospectus and Statement of Additional Information, are legally issued, fully paid and non-assessable.  We express no opinion as to compliance with the Securities Act of 1933, as amended, the Investment Company Act of 1940, as amended, and applicable state laws regulating the offer and sale of securities.

We hereby give you our permission to file this opinion with the Securities and Exchange Commission as an exhibit to Post-Effective Amendment No. 20 to the Registration Statement.  This opinion may not be filed with any subsequent amendment, or incorporated by reference into a subsequent amendment, without our prior written consent.  This opinion is prepared for the Company, including the Fund and its shareholders, and may not be relied upon by any other person or organization without our prior written approval.

Very truly yours,

/s/ Thompson Coburn LLP